EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the First Quarter 2018

 Company Reports Record First Quarter Earnings with Strong EPS Growth of 67%

The Company’s Newest and Most Incredible Ship, Norwegian Bliss, Joins the Fleet

New $1 Billion, Three-year Share Repurchase Program Authorization Announced

MIAMI, May 02, 2018 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the first quarter ended March 31, 2018, as well as provided guidance for the second quarter and full year 2018.

Highlights

  The Company generated GAAP net income of $103.2 million or EPS of $0.45 compared to $61.9 million or $0.27 in the prior year.  Adjusted Net Income was $137.8 million or Adjusted EPS of $0.60 compared to $91.2 million or $0.40 in the prior year.
  Total revenue increased 12.4% to $1.3 billion. Gross Yield increased 1.4%.  Net Yield increased 1.0% on a Constant Currency basis.
  The Company expects to generate record earnings for full year 2018 and has increased its outlook, with Adjusted EPS now expected to be in the range of $4.55 to $4.70.
  2018 full year Net Yield growth guidance on a Constant Currency basis increased 50 basis points from prior guidance to approximately 2.5%.

“The year is off to an impressive start with yet another record quarter of earnings, which exceeded expectations," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “The 2018 Wave Season was stellar and has further strengthened our overall future booked position with load factor and pricing continuing to be well ahead of prior year for the remaining quarters of 2018 and throughout 2019.”

First Quarter 2018 Results

GAAP net income was $103.2 million or EPS of $0.45 compared to $61.9 million or $0.27 in the prior year.  The Company generated Adjusted Net Income of $137.8 million or Adjusted EPS of $0.60 compared to $91.2 million or $0.40 in the prior year.

Revenue increased 12.4% to $1.3 billion compared to $1.2 billion in 2017.  Net Revenue increased 13.1% to $1.0 billion compared to $0.9 billion in 2017.  These increases were primarily attributed to strong organic pricing growth across all core markets along with an increase in Capacity Days due to the addition of Norwegian Joy to the fleet.  Gross Yield increased 1.4% and Net Yield increased 1.0% on a Constant Currency basis and 2.0% on an as reported basis.

Total cruise operating expense increased 6.7% in 2018 compared to 2017 primarily due to an increase in Capacity Days.  Gross Cruise Costs per Capacity Day decreased 1.5% due to a decrease in maintenance and repairs including Dry-dock expenses partially offset by an increase in marketing, general and administrative expenses.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day decreased 2.7% on a Constant Currency basis and 2.1% on an as reported basis.

Fuel price per metric ton, net of hedges decreased to $448 from $453 in 2017.  The Company reported fuel expense of $93.4 million in the period.

Interest expense, net was $59.7 million in 2018 compared to $53.0 million in 2017. The increase in interest expense reflects additional debt in connection with the delivery of Norwegian Joy in April 2017, Project Leonardo financing, as well as higher interest rates due to an increase in LIBOR, partially offset by the benefit from the full redemption in October 2017 of our 4.625% Senior Notes due 2020.

Other income (expense), net was an expense of $1.7 million in 2018 compared to an expense of $2.8 million in 2017. In 2018, the expense was primarily related to losses on foreign currency exchange.  In 2017, the expense was primarily related to losses on foreign currency exchange and unrealized and realized losses on derivatives.

Company Outlook

“The strong global demand for our portfolio of brands which we experienced during 2017 has continued, as demonstrated by the successful, record-breaking launch of Norwegian Bliss, which entered the fleet as the best booked Norwegian Cruise Line newbuild in the history of our company,” said Mark Kempa, interim chief financial officer of Norwegian Cruise Line Holdings Ltd.  “While our primary focus continues to be to delever to the low 3 times by year-end 2018, our recently announced $1 billion share repurchase program reflects our ongoing confidence in our financial position and the long-term strength of our business as well as our commitment to provide meaningful capital returns to our shareholders.”

2018 Guidance and Sensitivities

In addition to announcing the results for the first quarter, the Company also provided guidance for the second quarter and full year 2018, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2018 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Second Quarter 2018		Full Year 2018
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	Approx. 2.75%	Approx. 2.0%	Approx. 3.0%	Approx. 2.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 9.0%	7.5% to 8.0%	0.5% to 1.5%	Flat to 1.0%
Adjusted EPS	Approx. $1.02		$4.55 to $4.70
Adjusted Depreciation and Amortization (1)	Approx. $135 million		Approx. $552 million
Adjusted Interest Expense, net	Approx. $70 million		Approx. $274 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.05		$0.16 (3)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.03		$0.08 (3)

(1) Excludes $6.2 million and $24.9 million of amortization of intangible assets related to the Acquisition of Prestige in the second quarter and full year 2018, respectively.
(2) Based on midpoint of guidance.
(3) For the remaining quarters of 2018.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2018	Full Year 2018

Fuel consumption in metric tons	205,000	840,000
Fuel price per metric ton, net of hedges	$470	$470
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.07 (1)

(1) For the remaining quarters of 2018.

As of March 31, 2018, the Company had hedged approximately 64%, 48%, and 26% of its total projected metric tons of fuel consumption for the remainder of 2018, 2019, and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	Remainder of 2018	2019	2020
% of HFO Consumption Hedged	83%	57%	52%
Average USGC Price / Barrel	$53.02	$47.82	$39.50
% of MGO Consumption Hedged	17%	20%	11%
Average Brent Price / Barrel	$46.50	$49.25	$51.85

The following reflects the foreign currency exchange rates the Company used in its second quarter and full year 2018 guidance.

	Current Guidance - May	Prior Guidance – February
Euro	$1.21	$1.24
British pound	$1.38	$1.42
Australian Dollar	$0.75	$0.81
Canadian Dollar	$0.78	$0.81

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of March 31, 2018, anticipated capital expenditures were $1.4 billion for the remainder of 2018, $1.3 billion and $0.9 billion for the years ending December 31, 2019 and 2020, respectively. We have export credit financing in place for the expenditures related to ship construction contracts of $0.7 billion for the remainder of 2018, $0.6 billion and $0.5 billion for the years ended December 31, 2019 and 2020, respectively.

Company Updates and Other Business Highlights

$1 Billion, Three-year Share Repurchase Program Authorized

In April 2018, the Company’s Board of Directors (the “Board") authorized a three-year, $1 billion share repurchase program. This authorization reflects the Company’s ongoing confidence in its financial strength and the long-term outlook of its business. The Company may repurchase its ordinary shares from time to time, in amounts, at prices and at such times as it deems appropriate, subject to market conditions and other considerations. The Company may make repurchases in the open market, in privately negotiated transactions, in accelerated repurchase programs or in structured share repurchase programs, and any repurchases may be made pursuant to Rule 10b5-1 plans. The program will be conducted in compliance with applicable legal requirements and will be subject to market conditions and other factors.

Company Announces New Dedicated Terminal at PortMiami

Recently, the Company unveiled the design of the new and dedicated Norwegian Cruise Line terminal at PortMiami. The new terminal will set the standard for passenger comfort and experience and will become an iconic building on Miami’s waterfront, and once complete, it will be the new “pearl” of Miami, redefining the landscape of the city’s skyline.  At nearly 166,500 square feet, the debuting terminal will accommodate ships of up to 5,000 passengers. On April 26, the Company celebrated the groundbreaking of the terminal, marking the start of construction.  The project is scheduled for completion by fall of 2019, as Norwegian Encore, the newest ship of the Breakaway Plus Class, makes her debut in Miami with seasonal cruises to the Caribbean.

Delivery of Norwegian Bliss

On April 19, Norwegian Cruise Line took delivery of the 168,028-gross-ton Norwegian Bliss from Meyer Werft during a ceremony in Bremerhaven, Germany, marking the conclusion of an 18-month building period. Norwegian Bliss, the third ship in the line’s Breakaway Plus Class Ships, the most successful class in the Company’s history, is the first cruise ship specifically designed with features and amenities for the ultimate Alaska cruising experience. Before cruising to Southampton, England to begin her transatlantic journey on April 21, Norwegian Bliss will showcase all she has to offer to her first guests during a two-day European inaugural preview cruise.  Upon her arrival to the U.S. on May 3, the festivities for her U.S. inaugural tour will commence with two-night preview events in New York, Miami, and Los Angeles, and will conclude with a grand christening ceremony and sailing from her first homeport at Pier 66 in Seattle, Washington and will then embark on her first seven-day voyage to Alaska.

Company Appoints Pamela Thomas-Graham to Its Board of Directors

On April 24, the Company announced it expanded its Board with the appointment of Ms. Pamela Thomas-Graham as a new independent member, effective April 23, 2018.  Ms. Thomas-Graham’s appointment increased the Board from nine to 10 members, seven of whom are independent.  She will also serve as a member of the Company’s Audit Committee.

Regent Seven Seas Mariner Revitalization

In the final phase of Regent Seven Seas Cruises’ $125 million refurbishment program, the Company completed its bow-to-stern upgrade of Seven Seas Mariner, elevating the ship to the level of elegance set by Seven Seas Explorer® and providing a consistent look and feel to the entire fleet. Seven Seas Mariner completed a 20-day Dry-dock at Chantier Naval de Marseille, and has re-emerged with dramatic new culinary experiences, elegant new suite designs, and completely renewed elegant guest spaces.

Regent Seven Seas Cruises Cut Steel for Seven Seas Splendor and Reveals Ship Details

Regent Seven Seas Cruises cut the first plate of steel for Seven Seas Splendor, marking a significant construction milestone for the ship that will elevate the standard for all-inclusive luxury experiences.  The new 750-guest ship will join the fleet in early 2020, in pursuit of the ultimate achievement – perfection. The inaugural season for the all-suite, all-balcony ship went on sale in early April. Seven Seas Splendor will join Regent’s most luxurious fleet in the world, comprising Seven Seas Explorer, Seven Seas Voyager, Seven Seas Mariner, and Seven Seas Navigator.  Details for Seven Seas Splendor’s awe-inspiring public spaces and ten sophisticated suite categories for debut in 2020 have also been revealed. The cruise line is building upon the elegance of its existing ships with lush designs and distinguishing upgrades that will captivate travelers and exceed their expectations, as they indulge in all-inclusive luxury experiences across the globe.

Conference Call

The Company has scheduled a conference call for Wednesday, May 2, 2018 at 10:00 a.m. Eastern Time to discuss first quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 26 ships with approximately 54,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce six additional ships through 2025, and has an option to introduce two additional ships for delivery in 2026 and 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 51-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule with no set dining times, a variety of entertainment options and no formal dress codes. Today, Norwegian invites guests to enjoy a relaxed, resort- style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodations options, including The Haven by Norwegian®, a luxury enclave with suites, private pool and dining, concierge service and personal butlers. Norwegian Cruise Line sails around the globe, offering guests the freedom and flexibility to explore the world on their own time and experience up to 27 dining options, award-winning entertainment, superior guest service and more across all of the brand’s 16 ships.

Celebrating its 15th anniversary in 2018, Oceania Cruises is the world’s leading culinary- and destination-focused cruise line. The line’s six intimate and luxurious ships which carry only 684 or 1,250 guests offer an unrivaled vacation experience featuring the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on more than 450 ports across Europe, Alaska, Asia, Africa, Australia, New Zealand, New England-Canada, Bermuda, the Caribbean, Panama Canal, Tahiti and the South Pacific and epic Around The World Voyages that range from 180 to 200 days.

Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. Seven Seas Mariner’s 2018 dry-dock refurbishment concluded the line’s $125 million refurbishment program to elevate the elegance of the whole fleet to the standard set by Seven Seas Explorer. In early 2020, Regent will perfect luxury with the launch of Seven Seas Splendor. A voyage with Regent Seven Seas Cruises includes all-suite accommodations, round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers and a pre-cruise hotel package for guests staying in concierge-level suites and higher.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.  Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships. Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance.  We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including expected fleet additions, development plans, share repurchase authorization objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; our expansion into and investments in new markets;  the risks and increased costs associated with operating internationally; breaches in data security or other disturbances to our information technology and other networks; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; the unavailability of attractive port destinations; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues; our inability to obtain adequate insurance coverage; future changes relating to how external distribution channels sell and market our cruises; pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jordan Kever
(305) 436-4961

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2018	2017

Revenue
Passenger ticket	$889,866	$786,694
Onboard and other	403,537	364,087
Total revenue	1,293,403	1,150,781
Cruise operating expense
Commissions, transportation and other	218,340	194,140
Onboard and other	70,688	68,411
Payroll and related	209,824	192,636
Fuel	93,431	88,886
Food	50,656	46,178
Other	125,152	129,547
Total cruise operating expense	768,091	719,798
Other operating expense
Marketing, general and administrative	227,015	192,044
Depreciation and amortization	131,244	119,205
Total other operating expense	358,259	311,249
Operating income	167,053	119,734
Non-operating income (expense)
Interest expense, net	(59,698)	(52,960)
Other income (expense), net	(1,666)	(2,815)
Total non-operating income (expense)	(61,364)	(55,775)
Net income before income taxes	105,689	63,959
Income tax expense	(2,534)	(2,049)
Net income	$103,155	$61,910

Weighted-average shares outstanding
Basic	227,343,577	227,468,526
Diluted	229,187,628	228,555,952

Earnings per share
Basic	$0.45	$0.27
Diluted	$0.45	$0.27

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2018	2017

Net income	$103,155	$61,910
Other comprehensive income:
Shipboard Retirement Plan	105	105
Cash flow hedges:
Net unrealized gain (loss)	48,576	(7,283)
Amount realized and reclassified into earnings	(1,785)	9,705
Total other comprehensive income	46,896	2,527
Total comprehensive income	$150,051	$64,437

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$301,748	$176,190
Accounts receivable, net	41,159	43,961
Inventories	80,427	82,121
Prepaid expenses and other assets	337,441	216,065
Total current assets	760,775	518,337
Property and equipment, net	11,085,572	11,040,488
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	432,182	329,588
Total assets	$14,484,985	$14,094,869
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$772,187	$619,373
Accounts payable	65,573	53,433
Accrued expenses and other liabilities	535,278	513,717
Advance ticket sales	1,720,505	1,303,498
Total current liabilities	3,093,543	2,490,021
Long-term debt	5,580,290	5,688,392
Other long-term liabilities	172,079	166,690
Total liabilities	8,845,912	8,345,103
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 234,709,747 shares issued and 224,675,474 shares outstanding at March 31, 2018 and 233,840,523 shares issued and
228,528,562 shares outstanding at December 31, 2017	235	233
Additional paid-in capital	4,020,584	3,998,694
Accumulated other comprehensive income (loss)	73,862	26,966
Retained earnings	2,047,152	1,963,128
Treasury shares (10,034,273 and 5,311,961 ordinary shares at March 31, 2018 and December 31, 2017,
respectively, at cost)	(502,760)	(239,255)
Total shareholders' equity	5,639,073	5,749,766
Total liabilities and shareholders' equity	$14,484,985	$14,094,869

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities
Net income	$103,155	$61,910
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	134,546	121,593
(Gain) loss on derivatives	(10)	406
Deferred income taxes, net	809	1,186
Provision for bad debts and inventory	1,266	323
Share-based compensation expense	28,102	18,203
Changes in operating assets and liabilities:
Accounts receivable, net	1,618	14,943
Inventories	1,363	(5,184)
Prepaid expenses and other assets	(45,709)	(9,473)
Accounts payable	13,163	27,423
Accrued expenses and other liabilities	(3,180)	(19,321)
Advance ticket sales	375,638	222,935
Net cash provided by operating activities	610,761	434,944
Cash flows from investing activities
Additions to property and equipment, net	(143,874)	(117,777)
Promissory note receipts	249	-
Net cash used in investing activities	(143,625)	(117,777)
Cash flows from financing activities
Repayments of long-term debt	(252,826)	(465,237)
Proceeds from long-term debt	290,878	236,000
Proceeds from employee related plans	5,961	9,466
Net share settlement of restricted share units	(12,171)	(4,550)
Purchases of treasury shares	(263,505)	-
Deferred financing fees	(109,915)	(1,404)
Net cash used in financing activities	(341,578)	(225,725)
Net increase in cash and cash equivalents	125,558	91,442
Cash and cash equivalents at beginning of the period	176,190	128,347
Cash and cash equivalents at end of the period	$301,748	$219,789

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2018	2017

Passengers carried		617,440	528,354
Passenger Cruise Days		4,724,604	4,230,518
Capacity Days		4,466,471	4,030,616
Occupancy Percentage		105.8%	105.0%

Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended
	March 31,
		2018
		Constant
	2018	Currency	2017

Passenger ticket revenue	$889,866	$876,793	$786,694
Onboard and other revenue	403,537	403,537	364,087
Total revenue	1,293,403	1,280,330	1,150,781
Less:
Commissions, transportation
and other expense	218,340	215,291	194,140
Onboard and other expense	70,688	70,688	68,411
Net Revenue	1,004,375	994,351	888,230

Capacity Days	4,466,471	4,466,471	4,030,616

Gross Yield	$289.58	$286.65	$285.51
Net Yield	$224.87	$222.63	$220.37

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2018
		Constant
	2018	Currency	2017
Total cruise operating expense	$768,091	$763,593	$719,798
Marketing, general and
administrative expense	227,015	224,692	192,044
Gross Cruise Cost	995,106	988,285	911,842
Less:
Commissions, transportation
and other expense	218,340	215,291	194,140
Onboard and other expense	70,688	70,688	68,411
Net Cruise Cost	706,078	702,306	649,291
Less: Fuel expense	93,431	93,431	88,886
Net Cruise Cost Excluding Fuel	612,647	608,875	560,405
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	542	542	823
Non-cash share-based compensation (2)	28,102	28,102	18,203
Secondary Equity Offering expenses (3)	482	482	-
Severance payments and other fees (4)	-	-	2,399
Acquisition of Prestige expenses (5)	-	-	250
Other (6)	(992)	(992)	-
Adjusted Net Cruise Cost Excluding Fuel	$584,513	$580,741	$538,730

Capacity Days	4,466,471	4,466,471	4,030,616

Gross Cruise Cost per Capacity Day	$222.79	$221.27	$226.23
Net Cruise Cost per Capacity Day	$158.08	$157.24	$161.09
Net Cruise Cost Excluding Fuel per Capacity Day	$137.17	$136.32	$139.04
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$130.87	$130.02	$133.66

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other fees related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Primarily related to reimbursements of certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2018	2017

Net income	$103,155	$61,910
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	863	823
Non-cash share-based compensation (2)	28,102	18,203
Secondary Equity Offering expenses (3)	482	-
Severance payments and other fees (4)	-	2,399
Acquisition of Prestige expenses (5)	-	250
Amortization of intangible assets (6)	6,222	7,568
Other (7)	(992)	-
Adjusted Net Income	$137,832	$91,153
Diluted weighted-average shares outstanding	229,187,628	228,555,952
Diluted earnings per share	$0.45	$0.27
Adjusted EPS	$0.60	$0.40

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense).
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other fees related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(6) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(7) Primarily related to reimbursements of certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2018	2017

Net income	$103,155	$61,910
Interest expense, net	59,698	52,960
Income tax expense	2,534	2,049
Depreciation and amortization expense	131,244	119,205
EBITDA	296,631	236,124

Other (income) expense (1)	1,666	2,815
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	542	823
Non-cash share-based compensation (3)	28,102	18,203
Secondary Equity Offering expenses (4)	482	-
Severance payments and other fees (5)	-	2,399
Acquisition of Prestige expenses (6)	-	250
Other (7)	(992)	-
Adjusted EBITDA	$326,431	$260,614

(1) Primarily consists of gains and losses, net for derivative contracts and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(5) Severance payments and other fees related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Primarily related to reimbursements of certain legal costs, which are included in marketing, general and administrative expense.